Exhibit 99.1

FLUIDIGM ANNOUNCES Q4 AND
FULL YEAR 2016 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif., February 8, 2017 - Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Total revenue for the fourth quarter of 2016 was $25.1 million, an increase of 13% from $22.2 million in the third quarter of 2016 and a decrease of 18% from $30.7 million in the fourth quarter of 2015. GAAP net loss for the fourth quarter of 2016 was $17.7 million, compared with a GAAP net loss of $12.9 million for the fourth quarter of 2015. Non-GAAP net loss for the fourth quarter of 2016 was $9.3 million, compared with a $6.9 million non-GAAP net loss for the fourth quarter of 2015 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

Total revenue for the full year 2016 was $104.4 million, a decrease of 9% from $114.7 million for 2015. GAAP net loss for the full year 2016 was $76.0 million, compared to a net loss of $53.3 million for 2015. Non-GAAP net loss for 2016 was $41.6 million, compared with a $24.4 million non-GAAP net loss for 2015.

“While we are encouraged by our fourth quarter progress and sequential revenue growth, we are not satisfied. We have more work ahead of us. We are firmly focused on restoring momentum and delivering on our core strategic priorities of fostering innovation and partnerships; increasing operational efficiency; and improving financial discipline. We are confident that our strategic initiatives will position us for sustainable growth and long-term stockholder value creation. However, we view 2017 as a transition year, since it will take time to execute and realize the benefits of our action plan,” said Chris Linthwaite, President and CEO.

Fourth Quarter 2016 Performance

Total revenue of $25.1 million by category:

•
Instrument revenue of $10.7 million decreased 32% from $15.7 million in the year ago period due to softness in instrument sales and driven primarily by decreased revenue from Helios™ systems and to a lesser extent C1™ systems.

•	Consumables revenue of $10.3 million decreased 12% from $11.7 million in the year ago period due to lower revenue from integrated fluidic circuits (IFCs).

•	Service revenue of $4.1 million in the fourth quarter increased 26% from $3.3 million in the year ago period mainly due to increased service contracts.

Product revenue of $20.9 million by market:

•	Genomics product revenue of $12.3 million decreased 26% from $16.7 million in the prior year period driven primarily by decreased revenue from C1 and Access Array™ products.

•
Mass cytometry product revenue of $8.6 million decreased 20% from $10.7 million in the prior year period due to decreased revenue from Helios systems, partly offset by increased revenue from consumables and imaging mass cytometry instruments. On a sequential basis, revenue from Helios systems increased 59% quarter-over-quarter.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-year Change	% of Total Revenue
United States	$13.1 million	(4%)	52%
Europe	$6.8 million	(37%)	27%
Asia-Pacific	$4.9 million	8%	20%
Other	$0.4 million	(79%)	1%

Product margin:

•
GAAP product margin was 52.1% in the fourth quarter of 2016 versus 58.1% in the year ago period. Non-GAAP product margin was 69.6% in the fourth quarter of 2016, compared with 70.0% in the year ago period. Non-GAAP product margin excludes the effects of amortization of developed technology, depreciation and amortization, and stock-based compensation expense (see accompanying table for reconciliation of GAAP and non-GAAP product margins).

Cash, cash equivalents, and investments as of December 31, 2016:

•	As of December 31, 2016, Fluidigm had $59.4 million in cash, cash equivalents, and investments, compared with $71.2 million as of September 30, 2016.

Full Year 2016 Performance

Total revenue of $104.4 million by category:

•
Instrument revenue of $46.8 million decreased 20% from $58.5 million in 2015, due to decreased revenue across most instruments, driven primarily by lower revenue from genomics instruments, particularly C1 systems.

•	Consumables revenue of $42.2 million decreased 3% from $43.7 million in 2015, driven by lower revenue from IFCs, particularly Access Array IFCs, partially offset by Helios consumables.

•	Service revenue of $15.2 million increased 23% from $12.3 million in 2015 mainly due to increased service contracts.

Product revenue of $89.0 million by market:

•	Genomics product revenue of $60.3 million decreased 19% from $74.7 million in 2015, primarily driven by C1 and Access Array products.

•	Mass cytometry product revenue of $28.7 million increased 5% from $27.4 million in 2015 due to increased revenue from consumables, partially offset by decreased revenue from Helios systems.

Active installed base of approximately 1,340 instruments as of December 31, 2016:

•	The active installed base excludes instruments: (1) sold over six quarters ago and (2) for which customers have not purchased consumables in the last six quarters.

•	As a reference, the total installed base was approximately 1,855 at the end of the fourth quarter 2016.

Approximate Active Installed Base
Systems	as of December 31, 2016
Genomics (Access Array, Biomark™/Biomark HD, C1, EP1™, and Juno™)
- Access Array and Juno	230
- Biomark/Biomark HD and EP1	585
- C1	365
Mass Cytometry	160

Strategic Priorities

Foster Innovation and Partnerships:

•Delivering on our commitments on products innovation.

◦
In December 2016, Fluidigm commenced commercial delivery of imaging mass cytometry systems to high-value customers. Imaging mass cytometry uniquely expands upon the capabilities of mass cytometry to enable high-dimensional biomarker detection from tissues and cells in spatial context.

◦
Fluidigm released a new medium-cell high-throughput integrated fluidic circuit (HT IFC) with higher single-cell capture performance on the C1 system in December 2016. Capturing up to 800 medium-size (10-17 µm) cells, the new medium-cell HT IFC provides industry-leading sensitivity for high-throughput automated single-cell sequencing.

◦
Fluidigm launched a modular set of high-parameter Maxpar® mass cytometry panels for immuno-oncology research in early November 2016. These comprehensive panels allow researchers to simultaneously profile T cell subpopulations from limited or precious samples with up to 34 highly informative markers, including checkpoint response. The panels can be easily combined for complete coverage or flexibly customized with access to hundreds of commercially available preconjugated antibodies and custom conjugation options.

•	Entering into strategic partnerships.

Fluidigm and GenomOncology entered into a distribution agreement in November 2016 to co-market the GO Clinical Workbench™ for molecular interpretation of somatic variants identified using Fluidigm systems. The combined offering will enable laboratories to achieve greater workflow efficiencies and productivity from next-generation sequencing library preparation, variant annotation, and reporting.

Increase Operational Efficiency and Reduce Costs:

•Re-examining our cost structure.

We established an Operations Council to identify and drive projects for significant cost savings and to enhance the efficiency and efficacy of our global operations and related functions.

Improve Financial Discipline:

•Employing disciplined capital deployment without sacrificing growth.

We established a Business Transformation Office to realign investments, infrastructure, organization, talent capital, and functional capability with the new strategic direction of the business.

2017 Outlook

Increase Rigor in Cash Management

•
We have taken definitive actions to realign and right-size our organization including initiatives with respect to headcount and other operational efficiencies. As a result, we expect to realize approximately $8 million in reduced operating expenses in 2017 before severance expenses.

•	We expect to begin realizing the benefits of these cost reduction initiatives in the second quarter of 2017.

First Quarter 2017 Guidance

•	Total revenue for Q1 2017 is projected to be approximately flat compared to Q4 2016.

•	GAAP operating expenses, including estimated severance costs, are projected to be in the range of $33 million to $34.5 million.

•
Non-GAAP operating expenses are projected to be in the range of $28.5 million to $30 million, excluding stock-based compensation and depreciation and amortization expense of approximately $3 million and $1.5 million, respectively.

•
Total cash outflow (includes capital spending, interest payment and severance expenses) is projected to be in the range of $11 million to $12 million. Fluidigm's semi-annual interest payments on outstanding convertible debt, of approximately $2.8 million, are paid in the first and third quarters of the year.

2017 Projected Annualized Pull-through

Projected Annualized Consumables Pull-through for 2017	Per Active Instrument/Year
Genomics (Access Array, Biomark/Biomark HD, C1, EP1, and Juno)
- Access Array and Juno	$25,000 - $30,000
- Biomark/Biomark HD and EP1	$33,000 - $38,000
- C1	$10,000 - $15,000
Mass Cytometry	$50,000 - $60,000

CONFERENCE CALL INFORMATION

Fluidigm will host a conference call today, February 8, 2017, at 2:00 p.m. PT (5:00 p.m. ET). Individuals interested in listening to the conference call may do so by dialing (877) 556-5248 for domestic callers, or (720) 545-0029 for international callers. Please reference Conference ID 33823591. Interested parties may access the live teleconference in the Investor Relations section of the company’s website at: http://investors.fluidigm.com/events.cfm. The link will not be active until 1:45 p.m. PT (4:45 p.m. ET) on February 8, 2017.

A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), Conference ID 33823591. The conference call will also be archived on the Fluidigm Investors page at: http://investors.fluidigm.com/.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the fourth quarters of 2016 and 2015 and fiscal years ended December 31, 2016 and 2015. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Our estimates of forward-looking non-GAAP operating expenses exclude estimates for stock-based compensation expense, depreciation and amortization; loss on disposal of property and equipment; future changes relating to developed and acquired technologies; other intangible assets; and income taxes, among other items, certain of which are presented in the table accompanying our earnings release. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our controls to predict. Accordingly, we cannot provide a quantitative reconciliation of our non-GAAP margins without a reasonable effort. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding planned strategic initiatives and expected timing and benefits of such initiatives, business prospects for 2017, the planned uses and expected benefits to customers of recently-introduced products, plans to increase operational efficiency and improve financial discipline, expected reductions in operating expenses based on efficiency initiatives, and the timing and amount of such reductions, projected revenues, expenses and cash flows for the first quarter of 2017, and projected annualized consumables pull-through for 2017. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to risks relating to the future financial performance of Fluidigm product lines; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm’s business and operating results is contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2015, and in its other filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for markets such as mass cytometry, high-throughput genomics, and single-cell genomics. We sell to leading academic institutions, clinical research laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/Fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.
Fluidigm, the Fluidigm logo, Access Array, Biomark, C1, EP1, Helios, Juno and Maxpar are trademarks or registered trademarks of Fluidigm Corporation.
Contact:

Fluidigm Corporation
Ana Petrovic
Director, Corporate Development and Investor Relations
650 243 6628 (office)
ana.petrovic@fluidigm.com

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Instruments	$10,652	$15,698	$46,834	$58,455
Consumables	10,256	11,693	42,169	43,685
Product revenue	20,908	27,391	89,003	102,140
Service revenue	4,120	3,272	15,205	12,315
License and grant revenue	56	59	238	257
Total revenue	25,084	30,722	104,446	114,712
Costs and expenses:
Cost of product revenue	10,013	11,489	41,110	43,001
Cost of service revenue	1,226	1,100	4,899	3,629
Research and development	8,773	9,740	38,415	39,264
Selling, general and administrative	22,769	22,085	93,212	82,959
Gain on escrow settlement	—	—	—	(3,986)
Total costs and expenses	42,781	44,414	177,636	164,867
Loss from operations	(17,697)	(13,692)	(73,190)	(50,155)
Gain from sale of investment in Verinata	—	2,330	—	2,330
Interest expense	(1,459)	(1,453)	(5,820)	(5,808)
Other expense, net	(640)	(268)	(1,167)	(1,157)
Loss before income taxes	(19,796)	(13,083)	(80,177)	(54,790)
Benefit from income taxes	2,099	204	4,192	1,475
Net loss	$(17,697)	$(12,879)	$(75,985)	$(53,315)
Net loss per share, basic and diluted	$(0.61)	$(0.45)	$(2.62)	$(1.86)
Shares used in computing net loss per share, basic and diluted	29,151	28,813	29,008	28,711

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2016	2015 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,045	$29,117
Short-term investments	24,385	65,855
Accounts receivable, net	14,610	25,457
Inventories	20,114	17,924
Prepaid expenses and other current assets	2,517	5,742
Total current assets	96,671	144,095
Long-term investments	—	6,493
Property and equipment, net	16,525	15,258
Other non-current assets	9,291	9,096
Developed technology, net	79,800	91,000
Goodwill	104,108	104,108
Total assets	$306,395	$370,050
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,967	$6,094
Accrued compensation and related benefits	3,996	3,553
Other accrued liabilities	12,374	11,015
Deferred revenue, current	9,163	9,419
Total current liabilities	29,500	30,081
Convertible notes, net	194,951	194,673
Deferred tax liability, net	21,140	23,595
Other non-current liabilities	7,571	6,800
Total liabilities	253,162	255,149
Total stockholders’ equity	53,233	114,901
Total liabilities and stockholders’ equity	$306,395	$370,050

(1) Derived from audited consolidated financial statements

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015
Operating activities
Net loss	$(75,985)	$(53,315)
Depreciation and amortization	6,738	4,915
Stock-based compensation expense	13,858	16,830
Amortization of developed technology	11,200	11,200
Gain on escrow settlement	—	(3,986)
Gain from sale of investment in Verinata	—	(2,330)
Other non-cash items	339	224
Changes in assets and liabilities	4,752	(8,234)
Net cash used in operating activities	(39,098)	(34,696)

Investing activities
Purchases of investments	(38,594)	(66,973)
Proceeds from sales and maturities of investments	86,431	103,369
Proceeds from sale in investment in Verinata	2,330	—
Purchase of intangible assets	—	(6,670)
Purchases of property and equipment	(5,065)	(3,982)
Net cash provided by (used in) investing activities	45,102	25,744

Financing activities
Proceeds from issuance of common stock through stock plan, net of tax payment	76	5,303
Net cash provided by financing activities	76	5,303
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(152)	(947)
Net increase (decrease) in cash and cash equivalents	5,928	(4,596)
Cash and cash equivalents at beginning of period	29,117	33,713
Cash and cash equivalents at end of period	$35,045	$29,117

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net loss (GAAP)	$(17,697)	$(12,879)	$(75,985)	$(53,315)
Gain on escrow settlement	—	—	—	(3,986)
Stock-based compensation expense	2,825	3,980	13,858	16,830
Amortization of developed technology (a)	2,800	2,800	11,200	11,200
Interest expense (b)	1,459	1,453	5,820	5,808
Depreciation and amortization	1,637	769	6,262	4,328
Benefit from acquisition related income taxes (c)	(408)	(650)	(2,805)	(2,974)
Gain on sale of investment in Verinata	—	(2,330)	—	(2,330)
Loss (gain) on disposal of property and equipment	75	(6)	87	87
Net loss (Non-GAAP)	$(9,309)	$(6,863)	$(41,563)	$(24,352)
Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	29,151	28,813	29,008	28,711
Net loss per share - basic and diluted (GAAP)	$(0.61)	$(0.45)	$(2.62)	$(1.86)
Net loss per share - basic and diluted (Non-GAAP)	$(0.32)	$(0.24)	$(1.43)	$(0.85)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT MARGIN

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Product margin (GAAP)	$10,895	$15,902	$47,893	$59,139
Amortization of developed technology (a)	2,800	2,800	11,200	11,200
Depreciation and amortization (d)	554	62	2,211	837
Stock-based compensation expense (d)	$294	$402	1,347	1,822
Product margin (Non-GAAP)	$14,543	$19,166	$62,651	$72,998

Product margin percentage (GAAP)	52.1%	58.1%	53.8%	57.9%
Product margin percentage (Non-GAAP)	69.6%	70.0%	70.4%	71.5%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating expenses (GAAP)	31,542	31,825	131,627	118,237
Gain on escrow settlement	—	—	—	3,986
Stock-based compensation expense (e)	(2,531)	(3,578)	(12,511)	(15,008)
Depreciation and amortization (e)	(1,083)	(707)	(4,051)	(3,491)
Loss on disposal of property and equipment (e)	(75)	(6)	(87)	(87)
Operating expenses (Non-GAAP)	$27,853	$27,534	$114,978	$103,637

RECONCILIATION OF GAAP TO NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Loss from operations (GAAP)	$(17,697)	$(13,692)	$(73,190)	$(50,155)
Gain on escrow settlement	—	—	—	(3,986)
Stock-based compensation expense	2,825	3,980	13,858	16,830
Amortization of developed technology (a)	2,800	2,800	11,200	11,200
Depreciation and amortization (e)	1,637	769	6,262	4,328
Loss (gain) on disposal of property and equipment (e)	75	(6)	87	87
Loss from operations (Non-GAAP)	$(10,360)	$(6,149)	$(41,783)	$(21,696)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense on Senior Convertible Notes
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product revenue
(e) represents expense associated with research and development, selling, general and administrative activities